EXHIBIT 11 - STATEMENT RE: COMPUTATION OF EARNINGS PER SHARE




                                                                       THREE MONTHS ENDED         NINE MONTHS ENDED
                                                                         SEPTEMBER 30,               SEPTEMBER 30,
                                                                     ----------------------     ---------------------
                                                                1997           1996            1997           1996
                                                             -----------   ---------------  -----------   ------------
PRIMARY
-------
Average shares outstanding.................................   15,697,704        11,738,638   15,631,501     11,771,199
Net effect of dilutive stock options --
  based on the treasury stock method using
  average market price.....................................      189,827           761,788      422,229        380,207
                                                             -----------       -----------  -----------    -----------
Total......................................................   15,887,531        12,500,426   16,053,730     12,151,408
                                                             -----------       -----------  -----------    -----------
Net income / (loss)........................................    $(969,842)       $1,095,692  $(1,224,205)    $2,624,579
                                                             ===========       ===========  ===========    ===========
Per share amount...........................................       $(0.06)       $     0.09       $(0.08)    $     0.22
                                                             ===========       ===========  ===========    ===========
FULLY DILUTED
Average shares outstanding.................................   15,697,704        11,738,638   15,631,501     11,771,199
Net effect of dilutive stock options -- based on the
  treasury stock method using the quarter-end market price
  if higher than average market price......................      189,827           855,802      422,229        418,742
                                                             -----------       -----------  -----------    -----------
Total......................................................   15,887,531        12,594,440   16,053,730     12,189,941
                                                             -----------       -----------  -----------    -----------
Net income / (loss)........................................    $(969,842)       $1,095,692  $(1,224,205)    $2,624,579
                                                             ===========       ===========  ===========    ===========
Per share amount...........................................       $(0.06)       $     0.09       $(0.08)    $     0.22
                                                             ===========       ===========  ===========    ===========